EXHIBIT C


March 9, 2008

The Board of Directors
National Atlantic Holdings Corporation
4 Paragon Way
Freehold, New Jersey  07728

Members of the Board of Directors:

We understand that National Atlantic Holdings Corporation ("NAHC") proposes to enter into an Agreement and Plan of Merger (the "Agreement") among NAHC, Palisades Safety and Insurance Association ("Palisades") and Apollo Holdings, Inc., a wholly owned subsidiary of Palisades ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into NAHC (the "Merger") and each outstanding share of the common stock, no par value, of NAHC ("NAHC Common Stock") will be converted into the right to receive $6.25 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of NAHC Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

         (i) reviewed certain publicly available business and financial information relating to NAHC;

         (ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of NAHC furnished to or discussed with us by the management of NAHC, including certain financial forecasts relating to NAHC prepared by the management of NAHC (such forecasts, "NAHC Forecasts");

         (iii) discussed with members of senior management of NAHC the past and current business, operations, financial condition and prospects of NAHC, including the following:

                  o assessments of the management of NAHC as to the liquidity needs of, and financing alternatives and other capital resources available to, NAHC,

                  o NAHC's procedures related to bodily injury claims handling and reserving which NAHC's management determined were not applied consistently as "best practices" throughout the NAHC's organization and resulted in a significant increase in loss reserves for 2007, and

                  o the fact that A.M. Best had placed the financial strength ratings of NAHC under review for a possible downgrade and management's assessment of the likelihood that, if the Merger were not consummated, A.M. Best would downgrade such ratings and the potential adverse effects such a downgrade would have on NAHC's ability to raise capital and continue to operate at current levels;

         (iv) reviewed the trading history for NAHC Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;


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The Board of Directors
National Atlantic Holdings Corporation
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         (v)      compared certain financial and stock market information of
                  NAHC with similar information of other companies we deemed relevant;

         (vi) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

         (vii) considered the fact that NAHC publicly announced that it would explore its strategic alternatives and the results of our efforts to solicit, at the direction of NAHC, indications of interest and definitive proposals from third parties with respect to a possible acquisition of NAHC;

         (viii) reviewed a draft, dated March 9, 2008, of the Agreement (the "Draft Agreement"), including the provisions set forth therein for the payment by Palisades of a reverse break-up fee in certain events (collectively, the "Reverse Break-Up Fee"); and

         (ix) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of NAHC that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the NAHC Forecasts, we have been advised by NAHC, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NAHC as to the future financial performance of NAHC. We are not actuaries and our services did not include actuarial determinations or evaluations by us or any attempt by us to evaluate any actuarial assumptions. In that regard, we express no opinion with respect to the adequacy of NAHC's liability reserve policies or levels and have relied upon the estimates and judgments of the management of NAHC with respect to the adequacy of the reserves established in respect of contingent liabilities or losses of NAHC and have assumed such adequacy for purposes of our opinion. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NAHC, nor have we made any physical inspection of the properties or assets of NAHC. We have not evaluated the solvency of NAHC or Palisades under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed, at NAHC's direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on NAHC or the contemplated benefits of the Merger. We have also assumed, at NAHC's direction, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, including the Reverse Break-Up Fee, the amounts thereof and the decision of NAHC to agree to such terms. Our opinion is limited to the fairness, from a financial point of view, of the


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The Board of Directors
National Atlantic Holdings Corporation
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Consideration  to be received by the holders of NAHC Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of NAHC. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NAHC or in which NAHC might engage or as to the underlying business decision of NAHC to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger.

We have acted as financial advisor to NAHC in connection with the Merger and will receive a fee for our services, a portion of which is payable in connection with the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, NAHC has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of NAHC, Palisades and certain of their respective affiliates for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or financial instruments.

We and our affiliates in the past have provided, currently are providing, and in the future may provide certain investment banking, commercial banking and other financial services to Palisades or its affiliates and have received or in the future may receive compensation for the rendering of these services, including providing certain cash management and trading services to one such affiliate.

It is understood that this letter is for the benefit and use of the Board of Directors of NAHC in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of NAHC Common Stock is fair, from a financial point of view, to such holders.


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The Board of Directors
National Atlantic Holdings Corporation
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Very truly yours,

/s/ Banc of America Securities LLC
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BANC OF AMERICA SECURITIES LLC




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